                                                                    EXHIBIT 2(d)



                            STOCK PURCHASE AGREEMENT

                                 by and between


                               FRI-MRD CORPORATION

                                       and

                           OTHELLO HOLDING CORPORATION





                          Dated as of October 23, 2001

                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----

ARTICLE I      PURCHASE AND SALE OF STOCK............................................1
                      SECTION  1.1  Purchase and Sale................................1
                      SECTION  1.2  Purchase Price...................................2

ARTICLE II     THE CLOSING...........................................................4
                      SECTION  2.1  Closing Date.....................................4
                      SECTION  2.2  Transactions To Be Effected at the Closing.......5

ARTICLE III    REPRESENTATIONS AND WARRANTIES........................................6
                      SECTION  3.1  Representations and Warranties of Seller.........6
                      SECTION  3.2  Representations and Warranties of Purchaser.....18

ARTICLE IV     COVENANTS............................................................19
                      SECTION  4.1  Conduct of Business.............................19
                      SECTION  4.2  Access to Information...........................20
                      SECTION  4.3  Consents........................................21
                      SECTION  4.4  Further Assurances..............................22
                      SECTION  4.5  Employee Benefit Plans..........................22
                      SECTION  4.6  Employees.......................................24
                      SECTION  4.7  Cooperation With Respect to Tax Matters.........24
                      SECTION  4.8  Tax Indemnity...................................26
                      SECTION  4.9  Financial Information...........................27
                      SECTION  4.10  Expenses.......................................28
                      SECTION  4.11  Insurance......................................28
                      SECTION  4.12  Publicity......................................28
                      SECTION  4.13  Certain Understandings.........................28
                      SECTION  4.14  Cooperation with Respect to Insurance
                                     Matters........................................29
                      SECTION  4.15  Closing Deliveries.............................30
                      SECTION  4.16  Notice and Cure................................30
                      SECTION  4.17  Exclusivity....................................31
                      SECTION  4.18  Financing......................................31

ARTICLE V      SALE ORDER; TERMINATION FEE..........................................31
                      SECTION  5.1  Approval of this Agreement......................31

ARTICLE VI     CONDITIONS PRECEDENT.................................................36

                      SECTION  6.1  Conditions Precedent to Obligations of
                                    Purchaser.......................................36
                      SECTION  6.2  Conditions Precedent to Obligations of
                                    Seller..........................................38

ARTICLE VII  TERMINATION AND AMENDMENT..............................................39
                      SECTION  7.1  Termination.....................................39
                      SECTION  7.2  Effect of Termination...........................40
                      SECTION  7.3  Termination Fee.................................40
                      SECTION  7.4  Amendment.......................................41

ARTICLE VIII  INDEMNIFICATION.......................................................41
                      SECTION  8.1  Indemnification Generally.......................41
                      SECTION  8.2  Indemnification of Purchaser Indemnitees........41
                      SECTION  8.3  Indemnification of Seller Indemnitees...........42
                      SECTION  8.4  Limitation on Indemnification Obligations.......42
                      SECTION  8.5  Cooperation.....................................43
                      SECTION  8.6  Third Party Claims Procedure....................43
                      SECTION  8.7  General.........................................45

ARTICLE IX  MISCELLANEOUS...........................................................46
                      SECTION  9.1  Notices.........................................46
                      SECTION  9.2  Interpretation..................................47
                      SECTION  9.3  Severability....................................47
                      SECTION  9.4  Counterparts....................................47
                      SECTION  9.5  Entire Agreement................................47
                      SECTION  9.6  Governing Law; Forum............................48
                      SECTION  9.7  Survival of Representations.....................48
                      SECTION  9.8  Assignment......................................48
                      SECTION  9.9  No Third-Party Beneficiaries....................48

EXHIBITS
               Exhibit A            Escrow Agreement
               Exhibit B            Estoppel Certificate

SCHEDULES
               Schedule 3.1(b)      Subsidiaries
               Schedule 3.1(d)      Capital Stock
               Schedule 3.1(e)-1    No Conflict
               Schedule 3.1(e)-2    No Conflict
               Schedule 3.1(f)      Financial Statements
               Schedule 3.1(h)      Absence of Certain Changes or Events
               Schedule 3.1(i)      Compliance with Applicable Laws
               Schedule 3.1(j)      Litigation; Decrees
               Schedule 3.1(k)-1    Title to Properties; Assets
               Schedule 3.1(k)-2    Title to Properties; Assets
               Schedule 3.1(l)      Applicable Contracts
               Schedule 3.1(m)      Taxes
               Schedule 3.1(n)      Employee Benefit Plans
               Schedule 3.1(o)-1    Employees and Labor Matters
               Schedule 3.1(o)-2    Employees and Labor Matters
               Schedule 3.1(p)      Intellectual Property
               Schedule 3.1(q)      Insurance
               Schedule 3.1(r)      Environment Matters
               Schedule 3.1(t)      Brokers, Finders, etc.
               Schedule 3.2(c)-1    No Conflict
               Schedule 3.2(c)-2    No Conflict
               Schedule 4.1         Conduct of Business
               Schedule 4.5-1       Prandium Severance Plan
               Schedule 4.5-2       Severance Benefits
               Schedule 4.6         Resignations
               Schedule 6.1(b)      Required Consents
               Schedule 6.1(f)      Estoppel Certificates

                              TABLE OF DEFINITIONS

Defined Term                                   Initial Section Reference
------------                                   -------------------------
Acquired Companies................................              Recitals
Acquisition.......................................                   1.1
Affected Persons..................................             3.1(n)(i)
Affiliates........................................                   8.2
Agreement.........................................       First Paragraph
Applicable Contracts..............................                3.1(l)
Auction...........................................             5.1(b)(v)
Audit.............................................                4.7(g)
Balance Sheet Date................................                3.1(f)
Bankruptcy Code...................................              Recitals
Bankruptcy Court..................................              Recitals
Bid Deadline......................................             5.1(b)(i)
Business..........................................                3.1(h)
Closing...........................................                   2.1
Closing Date......................................                   2.1
Code..............................................             3.1(n)(i)
Competing Agreement...............................             5.1(b)(l)
Confidentiality Agreement.........................                4.2(b)
Contracts.........................................                3.1(e)
Current Employees.................................                4.5(a)
Damages...........................................                8.6(d)
Eligible Receivables..............................           1.3(a)(iii)
Employee Benefit Plans............................             3.1(n)(i)
Employees.........................................                3.1(o)
Environmental Laws................................                3.1(r)
ERISA.............................................             3.1(n)(i)
Escrow Agent......................................                2.2(c)
Escrow Agreement..................................                2.2(c)
Escrowed Amount..................................                    1.2
Final Order.......................................                6.1(g)
Financial Statements..............................                3.1(f)
GAAP..............................................                3.1(f)
Going Forward Tax Issues..........................                4.7(b)
Hamlet............................................              Recitals
Indemnified Party.................................                   8.5
Indemnifying Party................................                   8.5
Initial Bid.......................................             5.1(b)(i)
Initial Purchase Price............................                   1.2
Intellectual Property.............................                3.1(p)
Liens.............................................                3.1(k)
Liquidated Damages................................                7.3(b)

Material Adverse Effect...........................                3.1(a)
Objection Letter..................................                1.3(c)
Overbidder's Deposit..............................          5.1(b)(i)(7)
Overbidder........................................             5.1(b)(i)
Pension Plan......................................            3.1(n)(vi)
Permitted Liens...................................                3.1(k)
Post-Closing Employee Benefits....................                4.5(b)
Post-Closing Period...............................                4.7(a)
PP&E..............................................             1.3(a)(v)
Prandium..........................................                   2.1
Pre-Closing Period................................                4.7(a)
Procedures Order..................................                5.1(b)
Prohibited Transaction............................            3.1(n)(vi)
Projections.......................................               4.13(a)
Purchase Price....................................                   1.2
Purchase Price Adjustments........................                1.3(a)
Purchaser.........................................       First Paragraph
Purchaser Indemnitee..............................                   8.2
Purchaser Threshold Amount........................                8.4(b)
Qualified Overbidder..............................            5.1(b)(ii)
Related Company...................................             3.1(n)(i)
Reorganization Case...............................              Recitals
Replacement Period................................                7.1(f)
Sale Hearing......................................                5.1(b)
Sale Motion.......................................                5.1(a)
Sale Order........................................                5.1(a)
Sales Procedures..................................                5.1(b)
Securities Act....................................                3.2(e)
Seller............................................       First Paragraph
Seller Indemnitee.................................                   8.3
Seller Threshold Amount...........................                8.4(c)
Seller's Insurance Policies.......................                3.1(q)
Seller's Pre-Closing Liabilities..................               4.14(a)
Seller's Pre-Closing Claims.......................               4.14(a)
Social Security Taxes.............................                4.7(g)
Stock.............................................              Recitals
Straddle Tax Returns..............................                4.7(a)
Sub 1.............................................              Recitals
Sub 2.............................................              Recitals
Tax or Taxes......................................                4.7(g)
Tax Returns.......................................                4.7(g)
Termination Fee...................................                7.3(a)
Third Party Claim.................................                8.6(e)
WARN ACT..........................................                   4.6

                            STOCK PURCHASE AGREEMENT

               STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 23, 2001, by and between FRI-MRD Corporation, a Delaware corporation ("Seller") and Othello Holding Corporation, a Delaware corporation ("Purchaser").

               WHEREAS, Seller owns all of the outstanding shares of capital stock (the "Stock") of The Hamlet Group, Inc., a California corporation ("Hamlet") and Hamlet owns all of the outstanding shares of capital stock of H.H. of Maryland, Inc., a Maryland corporation ("Sub 1") and H.H.K. of Virginia, Inc., a Virginia corporation ("Sub 2") (Hamlet together with Sub 1 and Sub 2, the "Acquired Companies");

               WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the shares of Stock owned by Seller, upon the terms and subject to the conditions set forth herein;

               WHEREAS, it is a condition precedent to the Acquisition (as defined below) that Seller commence a case (the "Reorganization Case") under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. (S)(S) 101 et seq.
                                                                      ------
(the "Bankruptcy Code") in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") and obtain a Bankruptcy Court order in the Reorganization Case approving the Acquisition under Bankruptcy Code
(S) 363, as set forth in Section 5.1(a) below.

               NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I
                           PURCHASE AND SALE OF STOCK

               SECTION I.1 Purchase and Sale. Upon the terms and subject to the
                           -----------------
conditions set forth herein, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase and accept from Seller, on the Closing Date (as defined below), all of Seller's rights, title and interest in and to the Stock (the "Acquisition").


               SECTION I.2 Purchase Price. In consideration for the purchase by
                           --------------
Purchaser of the Stock, Purchaser shall pay to Seller on the Closing Date an aggregate of

$16,100,000 (the "Initial Purchase Price"). The Initial Purchase Price shall be paid as follows: $1,000,000 (the "Escrowed Amount") in accordance with Section 2.2(c) hereof and the balance of the Initial Purchase Price by wire transfer of immediately available funds to such account or accounts as Seller shall have designated at least two business days prior to the Closing Date. The Initial Purchase Price shall be subject to the Purchase Price Adjustments determined pursuant to Section 1.3(a). The Initial Purchase Price, as adjusted by the Purchase Price Adjustments, shall be referred to herein as the "Purchase Price."

               SECTION  1.3  Purchase Price Adjustments.
                             --------------------------

                      (a) Subject to the thresholds set forth in Section 1.3(d), the Initial Purchase Price shall be subject to the following adjustments in the aggregate (collectively, the "Purchase Price Adjustments"):

                             (i) The Initial Purchase Price shall be decreased by the amount by which the accounts payable of the Acquired Companies as of the Closing Date exceeds $785,000 and increased by the amount by which the accounts payable of the Acquired Companies as of the Closing Date is less than $785,000; provided, however, to the extent that the accounts payable of the Acquired Companies have been reduced as a result of settlement of amounts due on a discounted basis, any increase of the Initial Purchase Price pursuant to this Section 1.3(a)(i) shall only be equal to the actual discounted amount paid to reduce such accounts payable;

                             (ii) The Initial Purchase Price shall be decreased by the amount by which the value of the inventory of the Acquired Companies as of the Closing Date is less than $250,000 and increased by the amount by which the value of the inventory of the Acquired Companies as of the Closing Date exceeds $250,000;

                             (iii) The Initial Purchase Price shall be decreased by the amount by which Eligible Receivables as of the Closing Date is less than $300,000 and increased by the amount by which Eligible Receivables as of the Closing Date exceeds $300,000 (for purposes of this Section 1.3, "Eligible Receivables" are those receivables of the Acquired Companies that have been outstanding for not more than two (2) business days);

                             (iv) The Initial Purchase Price shall be decreased by the amount by which Other Accrued Liabilities (as such term is defined in the Financial Statements) as of the Closing Date exceeds $1,143,000 and increased by the amount by which Other Accrued Liabilities as of the Closing Date is less than $1,143,000; provided, however, to the extent that the Other Accrued Liabilities of the Acquired Companies have been reduced as a result of settlement of amounts due on a discounted basis, any increase of the Initial Purchase Price pursuant to this Section 1.3(a)(iv) shall only be equal to the actual discounted amount paid to reduce such Other Accrued Liabilities;

                             (v) The Initial Purchase Price shall be decreased by the amount by which the value of gross Plant, Property, and Equipment ("PP&E") as of the Closing Date is less than $12,041,000 and increased by the amount by which the value of PP&E as of the Closing Date exceeds $12,041,000;

                             (vi) The Initial Purchase Price shall be decreased by the amount by which the Other Current Assets (as such term is defined in the Financial Statements) of the Acquired Companies as of the Closing Date is less than $101,000 and increased by the amount by which the Other Current Assets of the Acquired Companies as of the Closing Date exceeds $101,000; and

                             (vii) The Initial Purchase Price shall be decreased by the amount by which the Cash (as such term is defined in the Financial Statements) of the Acquired Companies as of the Closing Date is less than $50,000 and increased by the amount by which the Cash of the Acquired Companies as of the Closing Date exceeds $50,000.

                      (b) As promptly as practicable after the Closing Date, but not later than 60 calendar days thereafter, Purchaser shall deliver to Seller a schedule setting forth in reasonable detail Purchaser's calculation of the Purchase Price Adjustments, determined on a consistent basis with the Financial Statements, as of the Closing Date based on actual results.

                      (c) Within 30 calendar days after its receipt of Purchaser's calculation of the Purchase Price Adjustments, Seller may deliver to Purchaser a letter describing its exceptions to Purchaser's calculation of the Purchase Price Adjustments (an "Objection Letter"). If Seller fails to submit an Objection Letter within such period, the Purchase Price Adjustments shall be conclusive and binding on Purchaser and Seller. If Seller submits an Objection Letter within such period, then (i) if both Purchaser's initial calculation of the Purchase Price Adjustments and the Objection Letter contemplate a payment by the same party, then within five business days following receipt of the Objection Letter, such party shall pay to the other party the lesser of the payments contemplated by Purchaser's initial calculation of the Purchase Price Adjustments and the

Objection Letter subject to the thresholds set forth in Section 1.3(d), (ii) for 20 days following the date Purchaser receives such letter, Seller and Purchaser shall use their commercially reasonable efforts to agree on the calculation of the Purchase Price Adjustments under dispute and (iii) lacking such agreement, the Purchase Price Adjustments that remain under dispute shall be referred to an independent "Big 5" accounting firm, who shall determine the correct Purchase Price Adjustments within 30 days following such referral, which determination shall be final and binding on Purchaser and Seller for all purposes. The costs and expenses of the chosen independent accounting firm shall be borne by Purchaser and Seller in proportion to the difference between such parties proposed Purchase Price Adjustment and the binding Purchase Price Adjustment determined by such accounting firm; provided, however, if the binding Purchase Price Adjustment is more favorable to a party than such party requested, all of such costs and expenses shall be borne by the other party.

                      (d) No Purchase Price Adjustment shall be made unless the adjustments, in the aggregate, exceed $25,000. If the Purchase Price Adjustments, in the aggregate, exceeds $25,000 and is a reduction to the Initial Purchase Price, then within five business days following the final determination of the Purchase Price Adjustments, Seller shall pay to Purchaser the total amount of such adjustment. If the Purchase Price Adjustments, in the aggregate, exceeds $25,000 and is an increase to the Initial Purchase Price, then within five business days following the final determination of the Purchase Price Adjustments, Purchaser shall pay to Seller the total amount of such adjustment.

                                   ARTICLE II
                                   THE CLOSING

               SECTION II.1 Closing Date. The consummation of the Acquisition
                            ------------
(the "Closing") shall take place at the offices of Prandium, Inc. ("Prandium"), 18831 Von Karman Avenue, Suite 300, Irvine, California 92612, or such other place as the parties shall mutually agree, at 10:00 a.m. (local time) on the date on which the conditions set forth in Article VI shall be satisfied or waived, or such other date as the parties shall mutually agree upon (the date of the Closing being herein referred to as the "Closing Date"). The Closing shall be deemed effective as of the end of the business day of the calendar day preceding the Closing Date.

               SECTION II.2 Transactions To Be Effected at the Closing. At the
                            ------------------------------------------
Closing:

                      (a) Seller shall deliver to Purchaser (i) certificates representing the Stock, duly endorsed in blank, or accompanied by stock powers duly executed in blank, by Seller and (ii) such other documents as provided in
Section 4.15(a) and Section 6.1 of this Agreement;

                      (b) Purchaser shall deliver to Seller (i) payment as provided in Section 1.2 and (ii) such other documents as provided in Section 4.15(b) and Section 6.2 of this Agreement; and

                      (c) Seller, Purchaser and Escrow Agent (as defined below) shall enter into an Escrow Agreement, substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"), with a bank, trust company or escrow company as shall be acceptable to Seller and Purchaser as trustee on behalf of the parties as their interest may appear (the "Escrow Agent"), and Purchaser shall deposit the Escrowed Amount in cash with the Escrow Agent at the Closing pursuant to the Escrow Agreement. The Escrowed Amount shall be used as the first, but not the exclusive, source of satisfying Seller's indemnification obligations and Seller's obligations with respect to any amounts payable to Purchaser pursuant to the provisions of Section 1.3. Notwithstanding the foregoing, it is the intent of the parties that the Escrowed Amount be set aside from the estate of Seller in the Reorganization Case and that the Escrowed Amount not be subject to claims from creditors of Seller, Prandium or their Affiliates. Accordingly, if the Bankruptcy Court's Sale Order does not include provisions approving the Escrow Agreement substantially in the form attached hereto as Exhibit A and the findings and directions described in Sections 5.1(a)(iv) and (v), Purchaser may, at its option (i) terminate this Agreement under Section 7.1(g) or (ii) elect to proceed with the Closing and deposit the Escrowed Amount into a separate bank account of Purchaser; provided, however, until, and to the extent, disbursed to Seller, the funds in such account shall be the property of Purchaser. If Purchaser makes the election described in the foregoing clause (ii), Purchaser may apply the Escrowed Amount to Seller's indemnification obligations and obligations under Section 1.3 as otherwise provided herein and in the Escrow Agreement, and Purchaser shall pay to Seller any amount not so applied on the date provided in the Escrow Agreement for the final distribution of amounts held therein.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

               SECTION III.1 Representations and Warranties of Seller. Seller
                             ----------------------------------------
represents and warrants to Purchaser as follows:

                      (a) Organization, Standing and Power. Subject to the
                          --------------------------------
applicable provisions of the Bankruptcy Code, Seller and each of the Acquired Companies (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite power and authority to own, lease or operate the assets it now owns, leases or operates and (iii) is duly qualified or licensed to do business in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified, in each case except for such failures that would not have a material adverse effect on the business, financial condition, or results of operations of the Acquired Companies taken as a whole (a "Material Adverse Effect").

                      (b) Subsidiaries. Except as set forth on Schedule 3.1(b),
                          ------------
as of the Closing, none of the Acquired Companies will own, directly or indirectly, any of the capital stock or other equity securities of any other person other than holdings of shares of common stock of publicly traded restaurant companies.

                      (c) Authority. Subject to the Bankruptcy Court's entry of
                          ---------
the Sale Order as described in Section 5.1 below, the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder, and the execution and delivery by Seller of each of the additional documents contemplated hereby, have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, upon entry of the Sale Order and assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                      (d) Capital Stock. Seller owns all of the outstanding
                          -------------
capital stock of Hamlet, and Hamlet owns all of the outstanding capital stock of Sub 1 and Sub 2. The entire authorized and issued capital stock of each of the Acquired Companies is set forth on Schedule 3.1(d). The shares of Stock are duly authorized, have been validly issued and are fully paid and nonassessable. The shares of Stock have not been issued in violation of, and are not subject to, any preemptive rights. Upon consummation of the Acquisition, Purchaser will acquire title to the Stock, free and clear of all Liens, other than those arising from the actions of Purchaser.

                      (e) No Conflict. Except for the consents, approvals,
                          -----------
orders, authorizations, registrations, declarations and filings (i) set forth on
Schedule 3.1(e)-1, (ii) that become applicable solely as a result of the specific regulatory status of Purchaser and its affiliates, (iii) arising out of the Reorganization Case or (iv) the failure of which to make or obtain would not have a Material Adverse Effect, to the knowledge of Seller, the consummation of the transactions hereunder will not require the consent of any party to any contract, lease, agreement, mortgage or indenture (collectively, "Contracts") to which Seller, or any of its affiliates is a party, including the Applicable Contracts, or the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental authority.

               Except as set forth on Schedule 3.1(e)-2, assuming the consents, approvals, orders, authorizations, registrations, declarations and filings contemplated by the immediately preceding sentence are obtained or made, as applicable, the execution, delivery and performance by Seller of this Agreement will not (i) violate any material law applicable to Seller or the Acquired Companies, (ii) result in a breach or violation of any material provision of, or constitute a material default under, any Contract to which Seller or any of the Acquired Companies is a party, or (iii) conflict with any provision of the certificate of incorporation or by-laws of Seller or the Acquired Companies, in each case except for any such violation, breach, default or conflict which would not have a Material Adverse Effect.

                      (f) Financial Statements. Attached hereto as Schedule
                          --------------------
3.1(f) are copies of the audited consolidated balance sheets of the Acquired Companies at July 1, 2001 (the "Balance Sheet Date"), and at December 31, 2000 and December 26, 1999, and the related statements of income, net consolidated equity and cash flows for the 26 weeks ended July 1, 2001 and the fiscal years ended December 31, 2000 and December 26, 1999 (collectively, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Acquired Companies as of the dates and periods indicated, in each case in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise indicated therein or on the notes thereto).

                      (g) No Undisclosed Liabilities. The Acquired Companies do
                          --------------------------
not have any liabilities of a nature required by GAAP to be reflected on a balance sheet or in notes thereto, except (i) as set forth or reflected on the Financial Statements (or described in the notes thereto), (ii) as disclosed in the Schedules hereto, or (iii) for liabilities incurred in the ordinary course of business since the Balance Sheet Date that do not, with respect to Section 3.1(g)(iii), in the aggregate, constitute a Material Adverse Effect.

                      (h) Absence of Certain Changes or Events. Since July 1,
                          ------------------------------------
2001, except (i) as and to the extent set forth on Schedule 3.1(h), (ii) as would not have a Material Adverse Effect on the Business or (iii) for the transactions contemplated by this Agreement, (A) Seller and the Acquired Companies have operated the fourteen (14) restaurants owned and operated by the Acquired Companies (the "Business") in the ordinary course, (B) Seller and the Acquired Companies have maintained and preserved the assets, relationships and goodwill of the Business, (C) Seller and the Acquired Companies have complied with all applicable legal requirements governing the Business and (D) there has been no physical damage, destruction or loss or other event (taking into account any insurance recoveries payable in respect thereof).

                       (i) Compliance with Applicable Laws; Permits. To the
                           ----------------------------------------
knowledge of Seller, except as set forth on Schedule 3.1(i) and except for environmental matters (which are addressed in Section 3.1(r) of this Agreement), the conduct of the Acquired Companies complies with all statutes, laws, regulations and ordinances applicable thereto, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth on Schedule 3.1(i), each of the Acquired Companies owns and possesses, and has been issued in its name, all material permits, licenses and franchises from governmental authorities necessary to conduct their respective businesses as currently conducted. No material violations exist or, to the knowledge of Seller, have been reported in respect of such permits, licenses and franchises. To the knowledge of Seller, a list of the permits required in the operation of the Business is set forth on Schedule 3.1(i).

                       (j) Litigation; Decrees. Except as set forth on Schedule
                           -------------------
3.1(j) and except for environmental matters (which are addressed in Section 3.1(r) of this Agreement), as of the date of this Agreement, to the knowledge of Seller, (i) there is no suit, action or proceeding pending against the Acquired Companies in any Federal, state or local court or agency that seeks (A) monetary damages, or (B) any injunctive relief, and Seller has not received written notice that any such suit, action or proceeding is threatened and (ii) the Acquired Companies are not in default under any judgment, order or decree of any governmental authority applicable to their business, except for any such default which would not have a Material Adverse Effect.

                       (k) Title to Properties; Assets. The Acquired Companies
                           ---------------------------
(i) have good and marketable title to all the real properties and other assets (tangible, intangible or mixed) reflected in the Financial Statements as owned, free and clear of all liens, pledges and encumbrances (collectively, "Liens") other than Liens (collectively, "Permitted Liens") (w) that will be released in connection with the Closing, (x) that are set forth or described on Schedule 3.1(k)-1 (y) for current Taxes not yet due, or (z) which do not materially detract from the value or impair the use of the property subject thereto, or impair the operation of the Business, which have arisen only in the ordinary course of business and which do not exceed $25,000 in the aggregate and (ii) have a leasehold interest under all leases of property to which any Acquired Company is a lessee. Additionally, to the knowledge of Seller, there are no facts that would give rise to any Liens other than (i) Permitted Liens and (ii) Liens that would not, in the aggregate, constitute a Material Adverse Effect. All of the leases to which any Acquired Company is a party are legal, valid and binding obligations of such Acquired Company. No property or asset, the value of which is reflected in the balance sheets included in the Financial Statements, is held under any lease (other than a capitalized lease) or under any conditional sale or other title retention agreement. The tangible, intangible, and other assets, plants and facilities owned by the Acquired Companies (A) are adequate for the operation of the Business, (B) are adequate for the uses to which they are being put or would be put in the ordinary course of business and (C) are in good working order and condition, ordinary wear and tear excepted, in each case, other than as would not constitute a Material Adverse Effect. Furthermore, there are no deposits, bank accounts, credits or other assets (such other assets include only (i) those assets set forth in the Financial Statements or whose value is included in the Financial Statements, and (ii) those assets located at the premises of the Business) associated with the Business (including unused job tax credits and unemployment reserve funds) that are held or controlled by any entity other than the Acquired Companies. A list of all deposits and bank accounts owned by the Acquired Companies or associated with the Business is set forth in Schedule 3.1(k)-2.

                      (l) Contracts. Except for those Contracts listed on
                          ---------
Schedule 3.1(l) (the "Applicable Contracts"), as of the date of this Agreement, the Acquired Companies are not a party to:

                             (i) any Contract relating to the borrowing or lending of $100,000 or more by the Acquired Companies;

                             (ii) any written employment agreement with any person;

                             (iii) any Contract not made in the ordinary course of business;

                             (iv) any Contract for the sale of any of the Acquired Companies' assets (other than inventory sales in the ordinary course of business), or the grant of any preferential rights to purchase any of the Acquired Companies' assets;

                             (v) any Contract that is terminable by the other party thereto upon the occurrence of the transactions contemplated hereby that, if terminated, would have a Material Adverse Effect; or

                             (vi) any material Contract that contains a "change of control", "potential change of control", or other similar provisions or any material Contract for which the Acquisition will accelerate the time or amount of payment or otherwise enhance any benefit due any other person.

               Except as disclosed in Schedule 3.1(l), to the knowledge of Seller, as of the date of this Agreement, no party is in breach or default in any material respect under any Contract to which an Acquired Company is a party, including but not limited to, any Applicable Contract, except for such breaches and defaults as to which requisite waivers or consents have been or will be obtained prior to the Closing Date or which would not have a Material Adverse Effect. Complete and correct copies of all Applicable Contracts, together with all modifications and amendments thereto, have been delivered or made available to Purchaser; provided, that to the extent any of such Contracts are items
              --------
susceptible to duplication and are either (i) used in connection with any of Seller's businesses other than those relating to the Acquired Companies or (ii) are required by law to be retained by Seller, Seller may deliver photostatic copies or other reproductions from which Seller may delete information concerning Seller's businesses other than those relating to the Acquired Companies. For purposes of this subsection 3.1(l), the term "Contract" shall not include Employee Benefit Plans referred to in Section 3.1(n).

                      (m)  Taxes.
                           -----

                             (i) All material income Tax Returns (including consolidated federal income tax returns of Seller which include any of the Acquired Companies) required to be filed by any Acquired Company have been filed and all such returns are true, complete, and correct in all material respects. All material Taxes that are due or claimed to be due from any Acquired Company for all periods up to the Closing Date have been paid other than those (A) currently payable without penalty or interest or (B) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. The liabilities for Taxes, if any (determined in accordance with GAAP), reflected on the Financial Statements are adequate for the payment of all Taxes due and payable as of July 1, 2001. There are no material Liens for Taxes upon the properties or assets of the Acquired Companies, other than Liens for current Taxes not yet due and payable.

                             (ii) Except as provided in Schedule 3.1(m), the Acquired Companies (and Seller in respect of any period that the Acquired Companies were part of its consolidated group for Federal income tax purposes) have not requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed and no outstanding waivers or comparable consents that are still in effect regarding the application of the statutory period of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Acquired Companies.

                             (iii) Except as provided in Schedule 3.1(m), no Audits exist or have been initiated with regard to any Taxes or Tax Returns of the Acquired Companies (including consolidated federal income tax returns of Seller which include any of the Acquired Companies) and the Acquired Companies (or Seller, as the case may be) have not received any notice in writing that such an Audit is pending or threatened with respect to any Taxes due from or with respect to the Acquired Companies or any Tax Return filed by or with respect to the Acquired Companies.

                             (iv) Except as provided in Schedule 3.1(m), the Acquired Companies (or Seller in respect of any period that the Acquired Companies were part of Seller's consolidated group for federal income tax purposes) have not requested nor received an adverse ruling from any taxing authority or signed a closing or other agreement with any taxing authority.

                             (v) Except as provided in Schedule 3.1(m), the applicable statute of limitations for the assessment of Taxes for taxable periods ending before December 31, 1997 has expired.

                             (vi) Except as provided in Schedule 3.1(m), the Acquired Companies are not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change in accounting method).

                             (vii) Except as provided in Schedule 3.1(m), the Acquired Companies are not a party to, or bound by, and do not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar Contract or arrangement. All such Tax sharing agreements, Tax indemnification agreements or similar Contracts or arrangements have been or will be cancelled effective as of the Closing Date.

                             (viii) The Acquired Companies have not with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section

         341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Acquired Company.

                             (ix) Except as provided in Schedule 3.1(m), none of the Acquired Companies has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group a member of which is Seller.

                             (x) The Acquired Companies (or Seller, in respect of any period during which any of the Acquired Companies were part of its consolidated group for federal income tax purposes) have not received notice of any claim made by a governmental authority in a jurisdiction where the Acquired Companies (or Seller, as the case may be), as applicable, do not file a Tax Return, that the Acquired Companies are or may be subject to taxation by that jurisdiction.

                             (xi) The Acquired Companies have previously delivered or made available to Purchaser complete and accurate copies of each of: (A) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a taxing authority relating to the federal, state, local or foreign Taxes due from or with respect to the Acquired Companies (or Seller, in respect of any period that any Acquired Companies were members of Seller's consolidated group for federal income tax purposes); (B) the federal income Tax Returns, and those state, local and foreign income Tax Returns filed by the Acquired Companies (or Seller, in respect of any period that any Acquired Companies were members of Seller's consolidated group for federal income tax purposes); and (C) any closing agreement entered into by the Acquired Companies (or Seller, in respect of any period that any Acquired Companies were members of Seller's consolidated group for federal income tax purposes) with any taxing authority in each case existing as of the Closing Date. The Acquired Companies shall deliver to Purchaser all materials with respect to the foregoing for all matters arising after the Closing Date.

                      (n)  Employee Benefit Plans.
                           ----------------------

                             (i) Set forth on Schedule 3.1(n) is a list of each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase or stock option, hospitalization or other medical, life or other insurance plan, including any policy, plan, program or agreement that provides for the payment of severance benefits, salary continuation, salary in lieu of notice or similar benefits and any other employee benefits of any kind, whether formal or informal, funded or unfunded or written or oral, maintained, sponsored or contributed to by the Acquired Companies, or Seller or any business or entity which is a member of a "controlled group of corporations" under "common control" or an "affiliated service group" with any of the Acquired Companies within the meaning of Sections 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Code") or required to be aggregated with the Acquired Companies under Code Section 414(o) or is under "common control" with the Acquired Companies within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred as a "Related Company") under which the Acquired Companies, Seller or Related Company has any material (individually or in the aggregate) present or future obligations or liability on behalf of the Acquired Companies' employees or former employees or their dependents or beneficiaries of the Acquired Companies (collectively, the "Affected Persons"). (The benefit arrangements described in the foregoing sentence are collectively referred to as "Employee Benefit Plans.") The Acquired Companies have made available to Purchaser correct and complete copies of all of the Employee Benefit Plans.

                             (ii) The Employee Benefit Plans are in compliance in form and in operation in all material respects with the applicable provisions of ERISA and the Code. All reports and descriptions (including Form 5500 Annual Reports and Summary Plan Descriptions) have been filed or distributed in accordance with the applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan.

                             (iii) All contributions made or required to be made under any Employee Benefit Plan meet the requirements for deductibility under the Code in all material respects, and all contributions that are required but have not been made have been properly recorded on the books of the Acquired Companies or Seller to the extent required under GAAP. All obligations have been performed under the Employee Benefit Plans and all appropriate entries have been made in the financial records and statements for all obligations and liabilities under such Employee Benefit Plans. Any payments required to be made under the Prandium Severance Plan to individuals terminated on or before the Closing Date have been made on or before the Closing Date.

                             (iv) No Employee Benefit Plan is a "multiemployer plan" (within the meaning of section 4001(a)(3) of ERISA), a "multiple employer plan"

         (within the meaning of section 413(c) of the Code) or "defined benefit plan" (within the meaning of Section 3(35) of ERISA.

                             (v) No event has occurred which could subject the Acquired Companies to any material liability or Lien with respect to any Employee Benefit Plan under ERISA or the Code.

                             (vi) Except with respect to the execution of this Agreement and the transactions contemplated herein, no Employee Benefit Plan that is an "employee pension benefit plan" as defined in ERISA
         Section 3(2) ("Pension Plan") has been completely or partially terminated. To the extent the transactions contemplated herein result in a termination or partial termination of a Pension Plan, Seller shall comply with all of the applicable requirements of the Code and ERISA in connection with such termination or partial termination. There have been no non-exempt "prohibited transactions" as defined in ERISA
         Section 406 and Code Section 4975 ("Prohibited Transactions") with respect to any Employee Benefit Plan that could give rise to a material liability under Section 4975 of the Code to the Acquired Companies. No Acquired Company has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. With respect to any Employee Benefit Plan (other than routine, non material claims or benefits) and with respect to the Prandium Severance Plan, to the knowledge of Seller with respect to amounts to which the Acquired Companies could be liable, (i) no action is pending or demand or statement has been made (orally or in writing), (ii) no notice has been given (orally or in writing) and (iii) no other event has occurred and no other circumstances exist that would lead a prudent person to conclude that a cause of action or other matter is likely to be asserted, commenced, taken or otherwise (and there is no basis therefor) that could result in liability to the Acquired Companies.

                             (vii) Except to the extent required by Code Section 4980B or under the Prandium Severance Plan and Section 4.5 hereof, the Acquired Companies, Seller or any Related Companies (i) do not maintain or contribute to any Employee Benefit Plan that provides, or has any Liability to provide, life insurance, medical, severance or other employee welfare benefits to any Affected Person or any dependant of any Affected Person upon his or her retirement or termination of employment or (ii) have never represented, promised or contracted (whether in oral or written form) to any Affected Person (either individually or to Affected Person as a group) that such Affected Person or dependents would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment.

                             (viii) Except with respect to the Prandium
         Severance Plan, or as otherwise required by law, the execution of this Agreement and the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events)
         (i) constitute an event under any Employee Benefit Plan, employment agreement, trust or loan that will or may result in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Affected Person, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Acquired Companies to amend or terminate any Employee Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to the terms of such plans and applicable law and/or Taxes.

                      (o) Employees and Labor Matters. Schedule 3.1(o)-1 sets
                          ---------------------------
forth the total compensation (including, but not limited to, salary, bonus and otherwise) being paid by, or on behalf of, the Acquired Companies (or to whom the Acquired Companies have agreed or are obligated to pay) to each officer, director and employee of the Acquired Companies other than those persons set forth on Schedule 4.6 whose resignations are required to be tendered in connection with the Closing ("Employees"). The above definition of "Employees" shall not be affected by the fact that Seller utilized FRI-Admin Corporation as a common paymaster for certain of the Employees. Set forth on Schedule 3.1(o)-2 are all agreements with labor unions or associations representing Employees in effect as of the date of this Agreement. As of the date of this Agreement, no material work stoppage against the Acquired Companies is actually pending or, to the knowledge of Seller, threatened. There are no pending, or, to the knowledge of Seller, threatened, labor disputes, arbitrations, lawsuits or administrative proceedings relating to labor matters involving the Employees (excluding routine workers' compensation claims) that would have a Material Adverse Effect.

                      (p) Intellectual Property. Set forth on Schedule 3.1(p) is
                          ---------------------
all Intellectual Property (as defined below) except for know-how and trade secrets. The Acquired Companies own, or possess adequate rights to use, all Intellectual Property used in the Business. No consent of any person is required as a result of the transactions contemplated herein for the continued use by the Acquired Companies of the Intellectual Property after the Closing. There are no existing, or, to the knowledge of Seller, threatened, claims based on the use by, or challenging the ownership of, the Acquired Companies of any Intellectual Property that would have a Material Adverse Effect.

Except as set forth on Schedule 3.1(p), Seller does not have any knowledge of any infringing use of any Intellectual Property by any other person. "Intellectual Property" shall mean all material trademarks, copyrights and other intellectual property rights used or held for use including, but not limited to all know-how and trade secrets (trade secrets including, without limitation, all recipes, procedures and processes of the Acquired Companies necessary to operate the Business).

                      (q) Insurance. Set forth on Schedule 3.1(q) is a list of
                          ---------
all insurance policies held by or otherwise protecting the assets of the Acquired Companies (the "Seller's Insurance Policies"). Copies of all material insurance policies held by the Acquired Companies or by Seller or Prandium for the benefit of the Acquired Companies have been made available to Purchaser. Such policies (together with self-insurance programs in effect) provide coverage for the Acquired Companies' business in amounts and against risks consistent with past practice. No representation or warranty is made by Seller hereunder that any such policy will not lapse or terminate by reason of consummation of the transactions contemplated hereby. All such material insurance policies are currently in full force and effect. The Acquired Companies are beneficiaries under those policies set forth on Schedule 3.1(q).

                      (r) Environmental Matters. Except as set forth on Schedule
                          ---------------------
3.1(r) or as would not have a Material Adverse Effect, to the knowledge of Seller, (i) the Acquired Companies are in compliance with all applicable federal, state and local laws governing pollution or the protection of human health or the environment ("Environmental Laws"), (ii) the Acquired Companies have not received any written notice or claim from any governmental authority or third party alleging that the Acquired Companies are not in compliance with any Environmental Law, and (iii) there has been no release of a Hazardous Substance, as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., in excess of a reportable quantity on any of the real properties owned or leased by the Acquired Companies.

                      (s) Government Regulations. The Acquired Companies are not
                          ----------------------
subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, the Commodity Exchange Act or any Federal or State statute or regulation limiting its ability to incur or assume indebtedness for borrowed money.

                      (t) Brokers, Finders, etc. Except as set forth on Schedule
                          ---------------------
3.1(t), Seller is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement. Seller is solely responsible for any payment, fee or commission that may be due to the parties referenced on Schedule 3.1(t) in connection with the transactions contemplated hereby.

                      (u) Disclosure. No representation or warranty made by
                          ----------
Seller or the Acquired Companies in this Agreement or any disclosure schedule or certificate delivered hereunder contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not materially misleading.

               SECTION III.2 Representations and Warranties of Purchaser.
                             -------------------------------------------
Purchaser hereby represents and warrants to Seller as follows:

                      (a) Organization and Standing. Purchaser is a corporation
                          -------------------------
duly organized, validly existing and in good standing under the laws of its state of incorporation.

                      (b) Authority. The execution and delivery of this
                          ---------
Agreement, and the performance by Purchaser of its obligations hereunder, have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                      (c) No Conflict. Except for the consents, approvals,
                          -----------
orders, authorizations, registrations, declarations and filings (i) set forth on
Schedule 3.2(c)-1, or (ii) that become applicable solely as a result of the specific regulatory status of Seller and its affiliates, to the knowledge of Purchaser, the consummation of the transactions hereunder will not require the consent of any party to any material Contract to which Purchaser, or any of its affiliates, is a party or by which any of them is bound, or the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental authority. Except as set forth on Schedule 3.2(c)-2, assuming the consents, approvals, orders, authorizations, registrations, declarations and filings contemplated by the immediately preceding sentence are obtained or made, as applicable, the execution, delivery and performance by Purchaser of this Agreement will not (i) violate any material law applicable to Purchaser or any of its respective affiliates, (ii) result in a breach or violation of any material provision of, or constitute a material default under, any such Contract, or (iii) conflict with any provision of the certificate of incorporation or by-laws of Purchaser.

                      (d) Financing. Purchaser will have available as of the
                          ---------
Closing Date funds sufficient to pay the Purchase Price.

                      (e) Purchase For Investment. Purchaser is acquiring the
                          -----------------------
Stock being acquired by it hereunder for investment (for its own account or for accounts over which it exercises investment control), and not with a view to, or for offer or sale in connection with, any distribution thereof, which would be in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities law, without prejudice, however, to Purchaser's right at all times to sell or otherwise dispose of all or any part of said Stock pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or under an exemption from such registration available under the Securities Act and other applicable state securities laws.

                      (f) Brokers, Finders, etc. Except for Trenwith Securities,
                          ---------------------
LLC, Purchaser is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement. Purchaser is solely responsible for any payment, fee or commission that may be due to Trenwith Securities, LLC in connection with the transactions contemplated hereby.


                                  ARTICLE IV
                                   COVENANTS

               SECTION IV.1 Conduct of Business. From the date of this Agreement
                            -------------------
through the Closing, Seller agrees that, except (i) as disclosed in Schedule 4.1 of this Agreement or otherwise provided for in, or contemplated by, this Agreement or (ii) as approved by Purchaser:

                      (a) The Acquired Companies shall carry on their business and operate in the ordinary course in substantially the same manner as currently conducted.

                      (b) Except in the ordinary course of business or as required by law or by contractual obligations or other understandings or arrangements existing on the date of this Agreement, the Acquired Companies shall not knowingly perform any act, or omit to perform any act within their reasonable control, which will cause a breach of any representation, warranty or obligation contained in this Agreement, which breach will result in a Material Adverse Effect.

                      (c) Seller shall transfer ownership of any assets related to the operation of the Business but held by any entity other than the Acquired Companies to the appropriate Acquired Company (such assets limited to those set forth in the Financial Statements or located at the premises of the Business).


                      (d) Notwithstanding the fact that Section 1.3(ii) and
Section 1.3(vii) provide for Purchase Price Adjustments with respect to inventory and cash, Seller and the Acquired Companies shall maintain the inventory and cash of the Acquired Companies at levels sufficient to continue current levels of services and in any event, shall provide at Closing that the amount of cash shall be at least $20,000.

                      (e) Seller and the Acquired Companies shall not, except in the normal course of business, (i) hire or employ any additional hourly employees of the Acquired Companies or (ii) increase the compensation of any hourly Employee. Notwithstanding the preceding sentence, under no circumstances shall the aggregate compensation as of the date of this Agreement of all hourly Employees be increased by more than 5% prior to the Closing Date.

                      (f) Seller and the Acquired Companies shall not (i) hire or employ any additional salaried employees (including officers and directors) of the Acquired Companies, except to replace, at no greater level of compensation, current positions that become open, or (ii) increase the compensation of any salaried Employee.

               SECTION  IV.2  Access to Information.
                              ---------------------

                      (a) Access. Seller shall afford to representatives of
                          ------
Purchaser, including its counsel, accountants and lenders, reasonable access during normal business hours during the period prior to the Closing Date to inspect all assets, properties, books, Contracts and records of the Acquired Companies, and reasonable access to the employees and representatives of the Acquired Companies. Purchaser shall indemnify Seller and hold it harmless from all liabilities, and for all losses, arising out of such representatives' acts or omissions in connection with such access and, after making any investigation of such properties, books, Contracts or records, Purchaser shall promptly restore such properties, books, Contracts and records to their condition prior to such investigation. If, in the course of any investigation pursuant to this
Section 4.2(a), Purchaser discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that, upon Closing, would constitute such a breach, Purchaser shall promptly inform Seller in writing of any such breach.

                      (b) Confidentiality. Purchaser acknowledges that the
                          ---------------
information being provided to Purchaser and its representatives by Seller is subject to, and Purchaser agrees to be bound by, a confidentiality agreement between Roscoe's and Hamlet, dated June 6, 2001 (the "Confidentiality Agreement"), which terms are incorporated herein by reference.

               SECTION IV.3  Consents.
                             --------

                      (a) Subject to the terms and conditions of this Agreement, Seller and Purchaser agree (without being obligated to make any payment to any third party) to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement:

                             (i) Seller shall obtain, and Purchaser shall cooperate in obtaining, all necessary waivers, consents and approvals from other parties to material Contracts.

                             (ii) Purchaser shall obtain, and Seller shall cooperate in obtaining, any and all approvals required in connection with any and all liquor licenses held by the Acquired Companies in connection with the operation of the Business, and Purchaser shall be responsible for maintaining such liquor licenses after the Closing Date.

                             (iii) Seller and Purchaser shall use their reasonable best efforts to obtain all consents, approvals and authorizations that are required to be obtained under any Federal, state, local or foreign law or regulations (other than as set forth in (ii) above.

                             (iv) Seller and Purchaser shall use their reasonable best efforts to obtain all documents, certificates and consents requested by Purchaser's financing sources.

                             (v) Seller and Purchaser shall use their reasonable best efforts to prevent the entry, enactment or promulgation of any threatened or pending injunction or order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.

                             (vi) Seller and Purchaser shall use their reasonable best efforts to lift or rescind any injunction or order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, and

                             (vii) Seller and Purchaser shall use their reasonable best efforts to effect all necessary registrations and filings, and submissions of information requested by governmental authorities.

                      (b) Purchaser recognizes that certain consents to the transactions contemplated by this Agreement may have been or may be required from third parties, including parties to Contracts and governmental authorities. Purchaser agrees that Seller shall not have any liability whatsoever arising out of or relating to the failure to obtain any such consent or because of the termination of any Contract or any permit, license or other governmental authorization as a result thereof. Purchaser further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any such consent or any such termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or because of any such termination.

               SECTION IV.4 Further Assurances. From time to time, whether
                            ------------------
before, at, or after the Closing, each party hereto, shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such other actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

               SECTION  IV.5  Employee Benefit Plans.
                              ----------------------

                      (a) If the employment of an individual employed by the Acquired Companies immediately prior to the Closing Date (other than the officers and directors of the Acquired Companies set forth on Schedule 4.6 whose resignations are required to be tendered in connection with the Closing) (the "Current Employees") is terminated by Purchaser within the six month period following the Closing Date and such Current Employee would have otherwise been eligible to receive a severance benefit under the Prandium Severance Plan, Purchaser shall provide each such Current Employee with a severance benefit no less favorable (except with respect to any acceleration of vesting on options to purchase common stock of Prandium) to the severance benefit such Current Employee would have received under the Prandium Severance Plan as set forth on
Schedule 4.5-1 had such Current Employee remained employed by the Acquired Companies at the time of such termination. As of the Closing, Seller shall cease to provide coverage or benefits that arise or accrue on or after the Closing Date for Current

Employees under any Employee Benefit Plan maintained by Seller, Prandium or any of their subsidiaries, except as required by applicable law or otherwise agreed to by the parties hereto.

                      (b) For a period of six months following the Closing Date, Purchaser shall continue to provide, subject to earlier termination in accordance with Section 4.5(a), Current Employees with (i) salary and wages no less favorable to the salary and wages received by each such Current Employee as set forth in Schedule 3.1(o)-1 and (ii) subject to Seller's compliance with Sections 4.2(a) and 4.5(c) and provided the Closing Date is no earlier than November 15, 2001 (or if the Closing occurs prior to November 15, 2001, Purchaser's obligations to provide benefits under this subsection (ii) shall not commence until November 15, 2001) employee benefits that are no less favorable to those set forth in Schedule 4.5-2 (the "Post Closing Employee Benefits"). To the extent applicable and not otherwise prohibited by any applicable law, service by Current Employees with the Acquired Companies or Seller shall be recognized under each of the Post Closing Employee Benefits for purposes of (i) eligibility to participate and (ii) vesting, but in no event shall such service be taken into account in determining the accrual of benefits under any such benefit plan or arrangement, including, but not limited to, a defined benefit plan. To the extent applicable and not otherwise prohibited by any applicable law, Purchaser shall waive any pre-existing conditions, limitations or waiting periods under such employee benefit plans. Notwithstanding anything to the contrary, each Affected Person shall receive full credit under the time-off benefits listed on Schedule 4.5-2 applicable to such Affected Person, for all accrued and unused time-off benefits to which such Affected Person is entitled as of the Closing Date.

                      (c) Seller and Purchaser agree to cooperate in carrying out the duties and responsibilities contained in this Section 4.5. In addition, Seller agrees to make available to Purchaser in a timely manner, such information as Purchaser may reasonably request to facilitate the determination of (i) the period of service of any Current Employees with the Acquired Companies or Seller prior to the Closing Date, (ii) individual service accruals and salary histories of Current Employees, and (iii) such other information as Purchaser may reasonably request to carry out the provisions of this Section 4.5.

                      (d) Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 4.5 shall not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and assigns, and the Current Employees shall not be "third party beneficiaries" of this Agreement for purposes of this Section 4.5 and the enforcement thereof.

               SECTION IV.6 Employees. Purchaser acknowledges and agrees that
                            ---------
any employment loss within the meaning of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), 29 U.S.C. 2101 et seq., suffered by any
                                                  ------
Employee immediately upon or within 90 days following the Closing (other than those Affected Persons set forth on Schedule 4.6 whose resignations are required to be tendered in connection with the Closing), shall have been caused by Purchaser's decision not to continue the employment of such Employee, and not by the sale of the Acquired Companies. Purchaser further acknowledges and agrees that it shall be responsible for giving any notices required by the WARN Act, that it is liable to any Employee who does not receive notice under, and who suffers an employment loss, as defined in, the WARN Act and that it is responsible to and shall indemnify and hold harmless Seller and its affiliates for any and all claims asserted under the WARN Act because of a "plant closing" or "mass layoff," as defined therein, occurring on or after the Closing Date. For purposes of this Agreement, the Closing Date is and shall be the same as the "effective date" of the sale within the meaning of the WARN Act.

               SECTION  IV.7  Cooperation With Respect to Tax Matters.
                              ---------------------------------------

                      (a) Seller and Purchaser recognize that the Acquired Companies have joined with Seller in filing unitary, consolidated, or combined Tax Returns. After the Closing Date (i) Seller shall include (to the extent required by law) the taxable income or loss, and all other items, of the Acquired Companies for periods ending before or on the Closing Date, in their unitary, consolidated or combined Tax Returns, and (ii) with respect to any other Tax Returns for any taxable period that includes but does not end on the Closing Date (the "Straddle Tax Returns"), Seller shall prepare a schedule allocating, on a basis consistent with the preparation of Seller's consolidated Federal income tax return for the taxable period ending on the Closing Date, the taxable income or loss, and all other items, of the Acquired Companies to the period commencing with the first day of the taxable period covered by such Straddle Tax Return up to and including the Closing Date (the "Pre-Closing Period") and the period commencing with the first day after the Closing Date and ending with the last day of the taxable period covered by such Straddle Tax Return (the "Post-Closing Period").

                      (b) Seller shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required or permitted by applicable law to be filed by the Acquired Companies (or by Seller on its behalf) with respect to periods that end on or before the Closing Date, (ii) any elections and/or payments related to such Tax Returns, and (iii) any Audit (including the execution of any waiver of limitation with respect to any Audit) relating to any such Tax Returns. The foregoing Tax Returns shall be prepared and filed consistently with Seller's past practices. Seller shall consult in good faith with Purchaser in any audit with respect to specific issues that may reasonably be expected to materially affect Purchaser's future Tax liability ("Going Forward Tax Issues") and Seller shall consult with Purchaser and shall not settle any Going Forward Tax Issues without the consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser and the Acquired Companies shall cooperate with Seller for the purpose of making any reasonable election under applicable law.

                      (c) Purchaser and the Acquired Companies shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required to be filed by the Acquired Companies with respect to periods that begin after the Closing Date and (ii) the Straddle Tax Returns, if any, and
(iii) any Audit (including the execution of any waiver of limitation with respect to any Audit) relating to any such Tax Returns; provided, however, that
                                                        --------  -------
(x) in the case of any Straddle Tax Return, the preparation and filing of such Tax Return shall be subject to review and approval of Seller which consents shall not be unreasonably withheld, and (y) in the event that any Audit for which Purchaser is responsible pursuant to this Section 4.7(c) could reasonably be expected to result in a material increase in Tax liability for which Seller would be responsible, Purchaser shall consult in good faith with Seller in respect of the specific issues that could give rise to such increased Tax liability.

                      (d) After the Closing Date, each of Purchaser and the Acquired Companies, on the one hand, and Seller, on the other, shall (i) provide, or cause to be provided, to each other's respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested, including making available employees and the books and records of the Acquired Companies, by any of them in connection with the preparation of any Tax Return or any Audit of the Acquired Companies in respect of which Purchaser, the Acquired Companies or Seller, as the case may be, is responsible pursuant to Sections 4.7(b) or (c) of this Agreement and (ii) retain, or cause to be retained, for so long as any such taxable years or Audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or Audits.

                      (e) Each of Purchaser and the Acquired Companies, on the one hand, and Seller, on the other, shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other party in writing not later than (i) ten business days after the receipt of any notice of any Audit or (ii) fifteen business days prior to the settlement or final determination of any Audit for which it was responsible pursuant to Section 4.7(b) or (c) of this Agreement which could affect the Tax liability of such other party for any taxable year.

                      (f) Seller hereby agrees that it will not file an election pursuant to Treasury Regulation section 1.1502-20(g)(4) to reattribute any of the net operating losses or capital loss carry forwards of the Acquired Companies to itself.

                      (g) As used in this Agreement:

                             (i) "Social Security Taxes" shall include any Taxes imposed pursuant to the Federal Insurance Contributions Act under section 3101 et seq. of the Code;

                             (ii) "Tax" or "Taxes" shall include all Federal, state, local and foreign taxes, assessments, and governmental charges (whether imposed directly or through withholdings), including any interest, penalties and additions to Tax applicable thereto including without limitation, liability imposed pursuant to Treasury Regulation
         Section 1.1502-6 (or any similar provision of state, local or foreign law) which may be imposed upon on entity as a transferee or successor and any Taxes payable by the Acquired Companies under contract or otherwise;

                             (iii) "Tax Returns" shall include any Federal, state, local and foreign tax returns, declarations, elections, statements, reports, schedules and information returns or the refiling of any such Tax Returns previously filed; and

                             (iv) "Audit" shall include any audit, assessment of Taxes, reassessment of Taxes, or other examination by any taxing authority or any judicial or administrative proceedings or appeal of such proceedings.

               SECTION  IV.8  Tax Indemnity.
                              -------------

                      (a) Seller shall be liable for, shall pay to the appropriate Tax authorities, and shall hold Purchaser and the Acquired Companies harmless against, all Taxes of the Acquired Companies in excess of any liability for Taxes (whether or not shown due on any Tax Return) which has been accrued for or reserved on the respective balance sheets of the Acquired Companies as of the Closing Date taking into account all adjustments made pursuant to Section
1.3 that relate to (i) the taxable periods ending before or on the Closing Date and (ii) the Pre-Closing Period. Seller shall be entitled to all Tax refunds (including interest) attributable to the taxable periods in respect of which Seller is so obligated to indemnify Purchaser and the Acquired Companies.

                      (b) Purchaser and the Acquired Companies shall be liable for, shall pay to the appropriate Tax authorities, and shall hold Seller harmless against all

Taxes of the Acquired Companies that relate to (i) the taxable periods that begin after the Closing Date and (ii) the Post-Closing Period. Purchaser and the Acquired Companies shall be entitled to any Tax refund (including interest) attributable to the taxable periods in respect of which Purchaser and the Acquired Companies are so obligated to indemnify Seller.

                      (c) Upon receipt of notice from any taxing authority of any tax liability that would be subject to indemnity pursuant to this Section 4.8, Seller or Purchaser shall in writing notify the other party to this Agreement within 20 days of receiving such notice; provided, however, that the failure to give such notice shall not reduce the indemnification obligations of the indemnifying party unless and only to the extent that such failure materially prejudices the rights of the indemnifying party.

               SECTION  IV.9  Financial Information.
                              ---------------------

                      (a) After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, such information (including records pertinent to the Acquired Companies) as is reasonably necessary for financial reporting and accounting matters.

                      (b) Purchaser shall retain all of the books and records of the Acquired Companies for a period of ten years after the Closing Date or such longer time as may be required by law. After the end of such period, before disposing of such books or records, Purchaser shall give notice to such effect to Seller and give Seller an opportunity to remove and retain all or any part of such books or records as Seller may select.

                      (c) After the Closing, and for so long as Seller has any material contingent or other obligation under any of the Applicable Contracts to any party other than Purchaser or the Acquired Companies, Purchaser shall provide to Seller (i) within 90 days after the end of each fiscal year of Purchaser, any financial statements of Purchaser prepared for such fiscal year and (ii) within 45 days after the end of each fiscal quarter (other than the last fiscal quarter of any fiscal year) of Purchaser, any financial statements of Purchaser prepared for such fiscal quarter. Seller shall not disclose such information to any person other than its affiliates, accountants, counsel or representatives or any lessor, mortgagee or prospective purchaser who agrees to keep such information confidential. The confidentiality restrictions of this
Section 4.9(c) shall not apply to information which (x) was or becomes generally available to the public other than as a result of a disclosure by Seller or (y) was or becomes available to Seller on a nonconfidential basis from a source other than Purchaser or its affiliates, accountants, counsel or representatives or any person known by Seller to be bound by a confidentiality agreement with Purchaser.

               SECTION IV.10 Expenses. Whether or not the Closing takes place,
                             --------
except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

               SECTION IV.11 Insurance. Purchaser shall secure insurance with
                             ---------
respect to the Acquired Companies' business from the Closing Date covering general liability (including premises liability), products liability and workers compensation in amounts customary for the industries in which the Acquired Companies operate.

               SECTION IV.12 Publicity. Seller and Purchaser agree that, prior
                             ---------
to the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent (which consent shall not be unreasonably withheld) of the other party, except as such release or announcement may be required by law. Seller and Purchaser agree that, prior to the Closing, no disclosure of the terms or provisions of this Agreement shall be made except to representatives, advisors, counsel, and lenders to the parties hereto who acknowledge the confidentiality of this Agreement, and except as required by law.

               SECTION  IV.13  Certain Understandings.
                               ----------------------

                      (a) Purchaser has received from Seller certain projected financial information ("Projections") relating to the Acquired Companies. Purchaser acknowledges that (i) there are uncertainties inherent in such Projections, (ii) Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections so furnished to it and (iii) Purchaser shall not have any claim against Seller or its agents with respect thereto. Accordingly, Seller makes no representation or warranty with respect to such Projections.

                      (b) Purchaser acknowledges that, except as expressly set forth herein, neither Seller, nor any other person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any Projections regarding the Acquired Companies, and other than as expressly set forth herein, neither Seller nor any other person will be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or the use of, any such Projections. Purchaser acknowledges that, should the Closing occur, Purchaser will acquire the Acquired Companies' business in an "as is" condition and on a "where is" basis, without any representation or warranty of any kind, express or implied, except such representations and warranties of Seller expressly set forth in this Agreement, in the Escrow Agreement and in the certificate referenced in Section 6.1(c).

                      (c) Purchaser acknowledges that, except as expressly set forth herein, neither Seller, nor any other person, has made any representation or warranty, express or implied, as to (i) the physical condition or state of repair of the Acquired Companies' real property, the improvements constituting a part thereof or the equipment and fixtures appurtenant thereto, (ii) the gross or net income derived therefrom, (iii) the cost, book value or market value thereof, (iv) the use or potential use thereof, or (v) any other matter affecting, or relating to, such property or the operation or management thereof.

               SECTION IV.14 Cooperation with Respect to Insurance Matters.
                             ---------------------------------------------

                      (a) Seller shall be responsible for any claim (including, without limitation, claims related to worker's compensation and general liability), loss, liability, damage or expense relating to any of the Acquired Companies solely relating to or arising out of events (known or unknown) prior to the Closing Date that are covered by any Seller's Insurance Policies (the "Seller's Pre-Closing Liabilities"). Purchaser and the Acquired Companies shall cooperate and cause their subsidiaries to cooperate with Prandium and Seller in submitting claims with respect to Seller's Pre-Closing Liabilities ("Seller's Pre-Closing Claims") (or pursuing Seller's Pre-Closing Claims previously made). It is further understood and agreed that any deductibles and/or self-insured retentions applicable to Seller's Pre-Closing Liabilities under Seller's Insurance Policies will be the sole responsibility of Seller and Prandium. Purchaser shall be responsible for any loss, liability, claim, damage or expense relating to any of the Acquired Companies relating to or arising out of (i) events (known or unknown) occurring on or after the Closing Date and (ii) events (known or unknown) occurring prior to the Closing Date that are not Seller's Pre-Closing Liabilities.

                      (b) To the extent that, after the Closing Date, Purchaser or Seller reasonably require any information regarding claim data, payroll or other similar information in order to make filings with insurance carriers, Seller or Purchaser, as the case may be, shall promptly supply such information to the other.

                      (c) Seller shall provide Purchaser with such information in its possession that Purchaser reasonably requires to obtain insurance for the Acquired Companies.

               SECTION  IV.15  Closing Deliveries.
                               ------------------

                      (a) At the Closing, in addition to the documents required to be delivered pursuant to Section 2.2(a) above, Seller shall (i) deliver to Purchaser short-form certificates of good standing for each of the Acquired Companies, dated as of a date within 20 days of the Closing Date, issued by the Secretary of State of the state of incorporation of such Acquired Company; (ii) deliver to Purchaser true, complete and correct copies of resolutions duly adopted by the Board of Directors of Seller, relating to the approval of the transactions contemplated by this Agreement; (iii) deliver or make available to Purchaser at the locations at which the business of the Acquired Companies is being conducted all of the Acquired Companies' books and records, including all Intellectual Property; (iv) deliver a statement (in form and substance reasonably satisfactory to Purchaser) that satisfies Purchaser's obligations under Treasury Regulation section 1.1445-2(b)(2); and (v) deliver fully-executed resignations from the then current officers and directors of the Acquired Companies set forth on Schedule 4.6.

                      (b) At the Closing, in addition to the documents required to be delivered pursuant to Section 2.2(b) above, Purchaser shall (i) deliver to Seller a short-form certificate of good standing for Purchaser, dated as of a date within 20 days of the Closing Date, issued by the Secretary of State of the state of incorporation of Purchaser; and (ii) deliver to Seller true, complete and correct copies of resolutions duly adopted by the Board of Directors of Purchaser, relating to the approval of the transactions contemplated by this Agreement.

               SECTION IV.16 Notice and Cure. Seller will notify Purchaser prior
                             ---------------
to the Closing in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing any event, transaction or circumstance, as soon as practicable after Seller has knowledge thereof, that causes or will cause any covenant or agreement of Seller or the Acquired Companies under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Seller or the Acquired Companies contained in this Agreement as if the same were made on or as of the date of such notice.

               SECTION IV.17 Exclusivity. From the date hereof until the Closing
                             -----------
Date or the termination of this Agreement pursuant to Section 7.1, Seller shall not solicit any offers for purchase of the Stock from any parties other than Purchaser, nor shall Seller provide material due diligence documents or information to third parties; provided, however, that upon commencement of the
                              --------  -------
Reorganization Case, Seller may advise third parties of the terms and conditions of this Agreement and respond to requests for due diligence material. Seller will advise Purchaser of any third party due diligence requests for material not previously provided to Purchaser and will, at Purchaser's request, provide the same material to Purchaser.

               SECTION IV.18 Financing. On or prior to November 15, 2001,
                             ---------
Purchaser shall deliver to Seller an executed commitment letter or letters from responsible financial institution(s) in form and substance satisfactory to Seller for the provision of funds sufficient to consummate the transactions contemplated by this Agreement. Purchaser shall use its best efforts to prevent such letters from being withdrawn.

                                   ARTICLE V
                          SALE ORDER; TERMINATION FEE

               SECTION  V.1  Approval of this Agreement
                             --------------------------

                      (a) Seller shall, as quickly as reasonably practicable under the circumstances, but in any event no later than (I) two court days after the commencement of the Reorganization Case, or (II) if the execution date of this Agreement is less than six days before the date on which the Reorganization Case commences, the tenth calendar day after the execution date of this Agreement (or the next court day, if the tenth calendar day is not a court day), file a motion (the "Sale Motion") requesting that the Bankruptcy Court enter an order approving this Agreement (the "Sale Order"). The Sale Order shall be in a form and substance reasonably acceptable to Purchaser and, among other things, shall:

                             (i) approve the sale of the Stock to Purchaser on the terms and conditions set forth in this Agreement and authorize Seller to proceed with the Acquisition;

                             (ii) state that the sale of the Stock to Purchaser shall be free and clear of all liens, claims, interests, and encumbrances whatsoever;

                             (iii) state that the Sale Order shall be immediately effective upon entry, notwithstanding the provisions of Rule 6004(g) of the Federal Rules of Bankruptcy Procedure and Rule 62(g) of the Federal Rules of Civil Procedure;

                             (iv) find and direct that the Escrowed Amount shall be disbursed to Purchaser or Seller, as the case may be, only in accordance with the express terms of the Escrow Agreement;

                             (v) order that the automatic stay under Bankruptcy Code (S) 362(a) is modified to the extent required to permit, and no injunction shall be issued by the Bankruptcy Court that would stay, impede, or otherwise interfere with, the disbursement of the Escrowed Amount in whole or in part, to Purchaser or Seller, as the case may be, pursuant to the terms of the Escrow Agreement;

                             (vi) provide that Purchaser and Seller may cause the Closing to occur as soon as practicable after the Sale Order's entry; and

                             (vii) contain at least the following findings of fact and conclusions of law, in form and substance satisfactory to Purchaser, in its reasonable discretion:

                      (1) the Notice of Sale, Assignment, and Transfer of the Stock free and clear of liens, and the parties who were served with copies of such Notice, were in compliance with Sections 102 and 363 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, and 9014 and any other applicable provision of the Bankruptcy Code, the Bankruptcy Rules, or any local bankruptcy rule governing the sale of assets free and clear of liens, or as directed by the Bankruptcy Court as long as the Bankruptcy Court finds that such notice is sufficient under the circumstances;

                      (2) all requirements imposed by Section 363(f) of the Bankruptcy Code for the sale of the Stock free and clear of Liens have been satisfied;

                      (3) Purchaser is a purchaser of the Stock in "good faith" pursuant to Section 363(m) of the Bankruptcy Code, and the Acquisition is entitled to the protections of 363(m);

                      (4) Purchaser and Seller did not engage in any conduct which would allow this Agreement or the Acquisition to be set aside pursuant to Section 363(n) of the Bankruptcy Code;

                      (5) pursuant to Section 105 of the Bankruptcy Code, any creditors of Seller are prohibited from taking any actions against Purchaser or the Stock except in connection with liabilities expressly assumed by Purchaser, if any; and

                      (6) the terms and provisions of this Agreement are fair and reasonable.

                      (7) The Bankruptcy Court shall not confirm any reorganization plan that modifies in any material respect Seller's obligations under Section 4.14 of this Agreement. All of Seller's obligations under this Agreement, including without limitation its obligations under Sections 4.14 and Article VIII, constitute administrative expenses of the Reorganization Case entitled to priority under Bankruptcy Code (S) 507(a)(1) until such time as Seller's reorganization plan is confirmed. Upon confirmation, Seller's obligations under Section 4.l4 and
                      Article VIII shall become direct obligations of the reorganized debtor.

                      (b) Simultaneously with filing the Sale Motion, Seller shall file a motion in the Bankruptcy Court for an order (the "Procedures Order") approving, on an expedited basis and, in any event, before the hearing on the Sale Motion (the "Sale Hearing"), the payment of the Termination Fee in accordance with Section 7.3 below and the Sales Procedures. The Procedures Order shall be in form and substance acceptable to Purchaser in its reasonable discretion. As used herein, "Sales Procedures" means all of the following procedures for the submission of competing offers for the Stock at the hearing on the Sale Motion:

                             (i) Any entity other than Purchaser (an
         "Overbidder") that is interested in purchasing the Stock must file with the Bankruptcy Court and serve on Seller and Purchaser an "Initial Overbid" in conformance with this paragraph, so that it is actually received by Purchaser and Seller no later than five court days before the Sale Hearing (the "Bid Deadline"). Any Initial Overbid must:

                      (1) include a proposed Stock Purchase Agreement (the "Competing Agreement"), executed by the Overbidder, that is on substantially the same terms and conditions as those in this Agreement, along with a redlined, marked copy showing all changes between the Competing Agreement and this Agreement;

                      (2) remain open until the conclusion of the Sale Hearing;

                      (3) contain terms and conditions no less favorable to Seller than the terms and conditions of this Agreement;

                      (4) provide for an all-cash purchase price to be paid to Seller that exceeds the Purchase Price herein by at least the sum of (i) the Termination Fee and (ii) $100,000;

                      (5) be accompanied by admissible evidence in the form of affidavits or declarations establishing the Overbidder's good faith, within the meaning of Section 363(m) of the Bankruptcy Code;

                      (6) be accompanied by admissible evidence in the form of affidavits or declarations establishing that the Overbidder is capable and qualified, financially, legally, and otherwise, of unconditionally performing all obligations under the Competing Agreement;

                      (7) be accompanied by a cashier's check made payable to the order of Seller in the amount of the Termination Fee, as set forth in Section 7.3 (the "Overbidder's Deposit"), and further provide that (A) if the Bankruptcy Court approves a sale of the Stock to Overbidder, Seller may retain the Overbidder's Deposit for application as a non-refundable deposit for application against the purchase price at the closing of the transaction, and (B) if the Bankruptcy Court does not approve a sale of the Stock to Overbidder, Seller will promptly return the Overbidder's Deposit to Overbidder;

                      (8) disclaim any right of Overbidder to receive a fee analogous to the Termination Fee or to compensation under Bankruptcy Code Section 503(b) for making a substantial contribution; and

                      (9) contain a proposed closing date that is not later than the Closing Date hereunder.

                             (ii) Any entity that submits a timely, conforming Initial Overbid, as set forth above, shall be deemed a "Qualified Overbidder" and may bid for the Stock at the Sale Hearing.

                             (iii) Any entity that fails to submit a timely, conforming Initial Overbid, as set forth above, shall be disqualified from bidding for the Stock at the Sale Hearing.

                             (iv) If no timely, conforming Initial Overbid is submitted, Seller shall request at the Sale Hearing that the Court approve the proposed sale of the Stock to Purchaser under the Agreement.

                             (v) If Seller receives one or more timely, conforming Initial Overbids, Seller may nevertheless request either that the Court approve this Agreement and the proposed sale of the Stock to Purchaser, or that the Court conduct an auction of the Stock at the Sale Hearing (the "Auction") in which Purchaser and all Qualified Overbidders may participate. The Auction shall be governed by the following procedures:

                      (1) all bidders shall be deemed to have consented to the core jurisdiction of the Bankruptcy Court and to have waived any right to jury trial in connection with any disputes relating to the Auction or the sale of the Stock;

                      (2) bidding will commence at the amount of the highest bid submitted by a Qualified Overbidder, as determined by the Bankruptcy Court;

                      (3) each subsequent bid shall be in increments of no less than $100,000;

                      (4) Purchaser shall have the right, in its sole and absolute discretion, to match bids made by any Qualified Overbidder and, in such event, Purchaser's matching bid shall be deemed the highest and best bid for the Stock;

                      (5) if, upon conclusion of the Auction, and consistent with the terms of these bidding procedures, Purchaser's final bid matches or is greater than the highest bid made by a Qualified Overbidder, Seller shall recommend that the Bankruptcy Court approve the Agreement and authorize Seller to sell the Stock to Purchaser, and the amount of Purchaser's final bid (less the amount of the Termination Fee) shall constitute the Purchase Price under this Agreement;

                      (6) Seller may, with Bankruptcy Court approval, elect to deem Purchaser's final bid to be the highest bid, notwithstanding the receipt of an apparently higher bid from another Overbidder, if Seller reasonably concludes that the Overbidder may not be able to close, or for any other reason.

                      (c) Purchaser and Seller shall use their reasonable best efforts to cause the Bankruptcy Court to enter the Procedures Order and the Sale Order. Unless the Bankruptcy Court fails to approve the payment of the Termination Fee as provided herein, neither Purchaser nor any of its agents shall seek compensation from Seller under Bankruptcy Code (S) 503(b) or otherwise for making a substantial contribution in the Reorganization Case.


                                  ARTICLE VI
                             CONDITIONS PRECEDENT

               SECTION VI.1 Conditions Precedent to Obligations of Purchaser.
                            ------------------------------------------------
The obligation of Purchaser to purchase the Stock shall be subject to the satisfaction or waiver on the Closing Date of the following conditions precedent (which shall not be construed as covenants):

                      (a) No Injunctions or Restraints. No temporary restraining
                          ----------------------------
order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the purchase and sale of the Stock shall be in effect.

                      (b) Consents. All consents, approvals and waivers from
                          --------
third parties and governmental authorities and other parties set forth on
Schedule 3.1(e)-1 or necessary to permit Seller to transfer the Stock to Purchaser shall have been obtained. The consent or approval of each third party whose consent or approval shall be required in connection with the transactions contemplated hereby under any Contract or permit set forth on Schedule 6.1(b) hereto shall have been obtained.

                      (c) Representations and Warranties. The representations
                          ------------------------------
and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

                      (d) Performance of Obligations of Seller. Seller shall
                          ------------------------------------
have performed all material obligations required to be performed by them under this Agreement on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

                      (e) Financing. Purchaser shall have satisfied any and all
                          ---------
conditions required of it by a responsible financial institution(s), which institution(s) shall be reasonably acceptable to both Prandium and Seller, and such institution(s) shall have provided Purchaser with the cash funds necessary to consummate the Acquisition.

                      (f) Estoppel Certificates. Seller shall have delivered to
                          ---------------------
Purchaser estoppel certificates, substantially in the form attached hereto as Exhibit B, from each real property lessor of each lease listed on Schedule 6.1(f).

                      (g) Sale Order. The Bankruptcy Court shall have entered
                          ----------
the Sale Order in a form acceptable to Purchaser in its reasonable discretion, which shall contain, among other things, the provisions required by Article V of this Agreement, and the Sale Order shall have become a Final Order. As used herein, "Final Order" means an order, entered by a court of competent jurisdiction, that has not been withdrawn, modified, or reversed, remains in full force and effect, and as to which (i) the time to seek rehearing or to appeal has expired, (ii) no request for rehearing or appeal is pending, and
(iii) no stay is in effect. Notwithstanding the foregoing, Purchaser may waive the requirement that the Sale Order be a Final Order and may cause the Closing to occur at any time after the Sale Order's entry, so long as on the Closing Date (i) all other conditions to Closing are satisfied or waived, and (ii) the Sale Order is in full force and effect and is not the subject of a stay.

               SECTION VI.2 Conditions Precedent to Obligations of Seller. The
                            ---------------------------------------------
obligation of Seller to sell, assign, transfer, convey and deliver the Stock is subject to the satisfaction or waiver on the Closing Date of each of the following conditions precedent (which shall not be construed as covenants):

                      (a) No Injunctions or Restraints. No temporary restraining
                          ----------------------------
order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the purchase and sale of the Stock shall be in effect.

                      (b) Consents. All consents, approvals and waivers from
                          --------
third parties and governmental authorities and other parties set forth on
Schedule 3.1(e)-1 shall have been obtained.

                      (c) Representations and Warranties. The representations
                          ------------------------------
and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                      (d) Performance of Obligations of Purchaser. Purchaser
                          ---------------------------------------
shall have performed all material obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                      (e) Sale Order. The Bankruptcy Court shall have entered
                          ----------
the Sale Order, and the Sale Order shall have become a Final Order, except that it shall not be a condition to Seller's obligations hereunder that the Sale Order become a Final Order if Purchaser has waived that condition, as provided in Section 6.1(g), and the Sale Order is not the subject of a stay.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

               SECTION VII.1 Termination. This Agreement may be terminated and
                             -----------
the Acquisition may be abandoned at any time prior to the Closing:

                      (a) by mutual written consent of Seller and Purchaser;

                      (b) by either Seller or Purchaser, by written notice to the other party, if there has been a violation or breach of any of the other party's material covenants, agreements, or representations or warranties or if there has been a failure on a scheduled Closing Date of satisfaction of any of the material conditions to the obligations of the terminating party which has not been cured within 10 business days after written notice thereof by the terminating party to the other party;

                      (c) by either Seller or Purchaser, by written notice to the other party, if the Acquisition has not been consummated by ninety days from the date hereof (or such later date, as is agreed to in writing by Seller and Purchaser), and such failure to consummate is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this clause (c);

                      (d) by either Seller or Purchaser, by written notice to the other party, if there shall be any law or regulation that makes consummation of the Acquisition illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Seller or Purchaser from consummating the Acquisition is entered and such judgment, injunction, order or decree shall become final and nonappealable;

                      (e) by either Seller or Purchaser, if the Bankruptcy Court authorizes Seller to sell the Stock to an Overbidder;

                      (f) by Seller, (i) on November 15 or November 16, 2001, if Purchaser has not delivered to Seller an executed commitment letter or letters from responsible financial institution(s) in form and substance satisfactory to Seller for the provision of funds sufficient to consummate the transactions contemplated by this Agreement, or (ii) if any of such commitment letters are withdrawn such that the remaining effective letters no longer provide funds sufficient to consummate the transactions contemplated by this Agreement and such withdrawn letters are not replaced with effective letters in form and substance satisfactory to Seller within ten business days following such withdrawal (the "Replacement Period"), then at the expiration of the Replacement Period;

                      (g) by Purchaser, if the Bankruptcy Court's Sale Order does not include provisions approving the Escrow Agreement in substantially the form attached hereto as Exhibit A and the findings and directions described in Sections 5.1(a)(iv) and (v); or

                      (h) by Purchaser, if Seller does not commence the Reorganization Case within 45 days of the date hereof.

               SECTION VII.2 Effect of Termination. In the event of termination
                             ---------------------
of this Agreement in accordance with Section 7.1, this Agreement shall forthwith become void and have no effect, except (a) to the extent that such termination results from the breach by a party hereto of its obligations hereunder (in which case such breaching party shall be liable for all damages allowable at law and any relief available at equity), (b) as otherwise set forth in any written termination agreement and (c) that Sections 4.2(b), 4.10, 4.12 and 7.3 shall survive termination of this Agreement.

               SECTION VII.3 Termination Fee. Notwithstanding anything herein to
                             ---------------
the contrary, in the event that:

                      (a) Purchaser or Seller terminates the Agreement under
Section 7.1(e), Seller shall pay to Purchaser no later than two business days after the entry of the Bankruptcy Court's order approving the transaction with an Overbidder the sum of $700,000 (the "Termination Fee"), which amount shall be paid directly from the winning Overbidder's Overbidder's Deposit provided under
Section 5.1(b)(i)(7);

                      (b) a Sale Order has been entered approving the sale of the Stock to the Purchaser pursuant to this Agreement, Seller breaches its obligation to close the Acquisition and such breach is not remedied within five business days, and Purchaser is not in breach of its material representations, warranties, covenants or agreements herein, then, within ten days of Seller's termination of this Agreement, Seller shall pay to Purchaser the sum of $450,000 as liquidated damages (the "Liquidated Damages"); or

                      (c) a Sale Order has been entered approving the sale of the Stock to the Purchaser pursuant to this Agreement, Purchaser breaches its obligation to close the Acquisition and such breach is not remedied within five business days, and Seller is not in breach of its material representations, warranties, covenants or agreements herein, then, within ten days of Seller's termination of this Agreement, Purchaser shall pay to Seller the Liquidated Damages.

The obligation of Seller to pay the Termination Fee or Liquidated Damages, as the case may be, shall constitute an administrative expense in the Reorganization Case having super-priority administrative status ahead of all other super-priority administrative claims allowed under Code Sections 503(b), 507(b) and 364(c)(1).

               SECTION VII.4 Amendment. This Agreement may not be amended except
                             ---------
by an instrument in writing signed by the party against whom enforcement of any such amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement. A party's waiver of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.


                                 ARTICLE VIII
                                INDEMNIFICATION

               SECTION VIII.1 Indemnification Generally. In addition to and not
                              -------------------------
in limitation of the indemnities provided in Section 4.8, from and after the Closing, subject to the other provisions of this Article VIII, the parties shall be indemnified as provided in this Article VIII. All amounts payable pursuant to this Article VIII shall be treated as adjustments to the Purchase Price.

               SECTION VIII.2 Indemnification of Purchaser Indemnitees. Seller
                              ----------------------------------------
and Prandium shall indemnify, save and keep Purchaser and its "Affiliates" (such term having the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), successors and permitted assigns, and their respective directors, officers, employees and agents, and the heirs, executors and personal representatives of each of the foregoing (each a "Purchaser Indemnitee" and collectively the "Purchaser Indemnitees"), harmless against and from all Damages sustained or incurred by any Purchaser Indemnitee on an after-Tax basis, as a result of or arising out of:

                      (a) any inaccuracy in or breach of any representation and warranty made by Seller to Purchaser herein or in the Schedules or in any other document or certificate executed in connection with the Closing; or

                      (b) any breach by Seller, or failure of Seller to comply with, any of the covenants or obligations under this Agreement to be performed by Seller (including, without limitation, the obligations of Seller under this Article VIII).

               SECTION VIII.3 Indemnification of Seller Indemnitees. Purchaser
                              -------------------------------------
shall indemnify, save and keep Seller and its Affiliates, successors and permitted assigns, and their directors, officers, employees and agents, and the heirs, executors and personal representatives of each of the foregoing (each a "Seller Indemnitee" and collectively the "Seller Indemnitees"), harmless against and from all Damages sustained or incurred by any Seller Indemnitee on an after-Tax basis, as a result of or arising out of:

                      (a) any inaccuracy in or breach of any representation and warranty made by Purchaser to Seller herein or in the Schedules or in any other document or certificate executed in connection with the Closing;

                      (b) any breach by Purchaser, or failure of Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser (including, without limitation, the obligations of Purchaser under this Article VIII); or

                      (c) the ownership or operation of the Business from and after the Closing.

               SECTION  VIII.4  Limitation on Indemnification Obligations.
                                -----------------------------------------

                      (a) All representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twelve months thereafter. A claim by a Purchaser Indemnitee or a Seller Indemnitee for indemnification under Section
8.2 or 8.3(a), respectively, shall be ineffective unless such person delivers a written claim for indemnification within the survival period specified in this
Section 8.4(a).

                      (b) Purchaser Indemnitees shall only be entitled to indemnification pursuant to Section 8.2 once the aggregate amount otherwise payable to Purchaser Indemnitees pursuant to such Section exceeds an amount equal to $50,000 (the "Purchaser Threshold Amount"), and then to the full amount of such claims. The indemnification to which Purchaser Indemnitees are entitled pursuant to Section 8.2 and Section 4.8(a) shall be subject to an aggregate ceiling equal to $1,000,000.

                      (c) Seller Indemnitees shall only be entitled to indemnification pursuant to Section 8.3 once the aggregate amount otherwise payable to Seller Indemnitees pursuant to such Section exceeds an amount equal to $50,000 (the "Seller Threshold Amount"), and then to the full amount of such claims. The indemnification to which Seller Indemnitees are entitled pursuant to
Section 8.3 shall be subject to an aggregate ceiling equal to $1,000,000. The limitations on Purchaser's indemnification set forth in this
Section 8.4(c) shall not apply to claims made by Seller Indemnitees under
Section 8.3(c).

               SECTION  VIII.5  Cooperation.
                                -----------

               The party that is required to provide indemnification to another party pursuant to this Article VIII (and "Indemnifying Party") shall have the right, at the Indemnifying Party's own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the Indemnifying Party and any party that is entitled to indemnification from another party pursuant to this Article VIII (an "Indemnified Party") shall cooperate in the investigation and defense of said Third Party Claim.

               SECTION  VIII.6  Third Party Claims Procedure.
                                ----------------------------

                      (a) Promptly following the receipt of notice of a Third Party Claim for which it may seek indemnification hereunder, the party receiving the notice of the Third Party Claim shall notify the Indemnifying Party of such Third Party Claim explaining in reasonable detail the Third Party Claim. The failure to give such notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the Indemnifying Party is prejudiced as a result of the failure to give such notice. Within 15 business days after receipt of the notice by the Indemnifying Party pursuant to the preceding sentence, the Indemnifying Party shall notify the Indemnified Party whether it elects to undertake the defense of the Third Party Claim; provided that the Indemnifying Party may so elect to undertake the defense of
-------- ----
such claim without the consent of the Indemnified Party only if such claim involves money damages and if the adverse determination of such claim, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the business of the Indemnified Party; provided, further, the
                                                 --------  -------
Indemnifying Party must elect to undertake the defense of any Third Party Claims relating to Section 8.3(c). Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to it relating to such Third Party Claim. In addition, the parties hereunder shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. If the Indemnifying Party elects to undertake the defense of such Third Party Claim, it shall do so at its own expense with counsel of its own choosing and it shall acknowledge in writing its indemnification obligations as provided in this Agreement to the Indemnified Party as to such Third Party Claim. If the Indemnifying Party elects not to defend such Third

Party Claim or fails to pursue the defense of such Third Party Claim diligently, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim through counsel of its own choosing. The party that defends the Third Party Claim shall keep the other party fully advised of the progress and disposition of such claim.

                      (b) In the event the Indemnifying Party elects not to undertake the defense of a Third Party Claim or fails to pursue diligently the defense of such claim and the Indemnified Party litigates or otherwise contests or settles the Third Party Claim, then, the Indemnifying Party shall promptly reimburse the Indemnified Party for all Damages, including any amounts paid to litigate or otherwise contest or settle such claim and all amounts paid in satisfaction of a judgment against the Indemnified Party in contesting such claim and in providing its right to indemnification hereunder, all in accordance with the provisions of this Article VIII.

                      (c) No Third Party Claim will be settled by the Indemnifying Party or the Indemnified Party without the consent of the other, which consent will not be unreasonably withheld or delayed; provided, however,
                                                            --------
that if such claim asserts that the Indemnifying Party is jointly and severally liable and the Indemnified Party shall be fully released from all liability relating to such Third Party Claim in connection with such settlement, the Indemnifying Party shall not be required to obtain the consent of the Indemnified Party. The party in charge of the defense or any settlement negotiations shall keep the other party apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

                      (d) "Damages" shall mean all liabilities, assessments, levies, losses, fines, penalties, damages (including punitive damages), settlements, costs and expenses, including reasonable fees and expenses of attorneys, accountants, consultants and other professionals sustained or incurred by an Indemnified Party and resulting from, arising out of or incident to (a) any matter for which indemnification is provided under this Agreement, or
(b) the enforcement by an Indemnified Party of its rights to indemnification under this Agreement; provided that Damages shall not include any amounts paid
                      --------
in connection with Section 1.3 of this Agreement.

                      (e) "Third Party Claim" shall mean any claims for Damages which are asserted or threatened by a person, other than a party to this Agreement or a successor or assign of a party to this Agreement, against any Indemnified Party or to which an Indemnified Party is subject from such a person.

               SECTION  VIII.7  General.
                                -------
                      (a) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims under the Indemnified Party's insurance policies. The amount that an Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article VIII shall be reduced (retroactively, if necessary) by the net insurance proceeds received under any such insurance policies. If an Indemnified Party shall have received the entire payment required by this Agreement in respect of Damages and shall subsequently receive insurance proceeds under any such insurance policies or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct collection costs).

                      (b) In addition to the requirements of Section 8.7(a), each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages. Notwithstanding the foregoing, (i) Damages incurred by any Indemnified Party in pursuit of such mitigation shall constitute indemnifiable Damages hereunder and (ii) no Indemnified Party shall be so obligated if such mitigation could adversely affect such Indemnified Party in a significant manner other than solely as a result of monetary damages for which such persons would be entitled to indemnification hereunder.

                      (c) Subject to the rights of insurers of an Indemnified Party, an Indemnifying Party shall be subrogated to any right of action which the Indemnified Party may have against any other person, other than another Indemnified Party, with respect to any matter giving rise to a claim for indemnification hereunder.

                      (d) The indemnification provided in Section 4.8 and in this Article VIII and the specific remedies provided for elsewhere in this Agreement shall be the exclusive post-Closing remedy available to any party with respect to any breach of any representation or warranty made by the other party in Article III of this Agreement at law or in equity.


                                  ARTICLE IX
                                 MISCELLANEOUS

               SECTION IX.1 Notices. All notices and other communications
                            -------
hereunder shall be in writing and shall be deemed given (i) when delivered personally or by documented overnight courier or (ii) upon return of the receipt after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                      (a)  if to Purchaser, to

                             Othello Holding Corporation
                             9100 Wilshire Blvd. Suite 250W
                             Beverly Hills, California 90212
                             Attn: Lanz Alexander, President

                      with a copy to:

                             Akin, Gump, Strauss, Hauer & Feld, LLP
                             2029 Century Park East, Suite 2400
                             Los Angeles, California 90067
                             Attn: Channing D. Johnson, Esq.

                      (b)  if to Seller, to

                             Prandium, Inc.
                             2701 Alton Avenue
                             Irvine, California  92614
                             Attention: Michael Rule, Esq.

                      with a copy to:

                             Skadden, Arps, Slate, Meagher & Flom LLP
                             300 South Grand Avenue, Suite 3400
                             Los Angeles, California 90071
                             Attention: Rod A. Guerra, Esq.

               SECTION IX.2 Interpretation. When a reference is made in this
                            --------------
Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a specific Schedule, such reference shall be deemed to include, to the extent applicable, all the other Schedules. All references to Schedules herein shall be deemed to be a reference to such Schedule as it may be amended on or prior to the twenty-first day after the execution of this Agreement. The table of contents, table of definitions and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When the words "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When any representation or warranty in Section 3.1 is made to the knowledge of Seller, such term shall mean only the actual knowledge of Seller's executive officers and the knowledge of no other person shall be imputed to any such executive officer or to Seller. All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles as of the date of this Agreement. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

               SECTION IX.3 Severability. If any provision of this Agreement or
                            ------------
the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

               SECTION IX.4 Counterparts. This Agreement may be executed in one
                            ------------
or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

               SECTION IX.5 Entire Agreement. This Agreement (including
                            ----------------
agreements incorporated herein) and the Schedules and Exhibits hereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

               SECTION IX.6 Governing Law; Forum. This Agreement shall be
                            --------------------
governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereof. Seller and Purchaser agree that, so long as the Reorganization Case is pending, the Bankruptcy Court shall have exclusive jurisdiction to resolve any dispute related to the interpretation or performance of this Agreement.

               SECTION IX.7 Survival of Representations. Except as specifically
                            ---------------------------
set forth herein, the representations or warranties contained in this Agreement or in any other instrument delivered in connection herewith shall terminate at, and shall not survive or have any force or effect after the Closing.

               SECTION IX.8 Assignment. This Agreement shall be binding upon and
                            ----------
inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties.

               SECTION IX.9 No Third-Party Beneficiaries. Except as provided in
                            ----------------------------
Section 4.5, nothing herein expressed or implied shall be construed to give any person other than the parties hereto (and their successors and assigns permitted by Section 9.8) any legal or equitable rights hereunder.

               IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of Seller and Purchaser, all as of the date first written above.


                                        FRI-MRD CORPORATION


                                        By: /s/ R. T. Trebing, Jr.
                                            -----------------------------
                                            Name:  Robert T. Trebing, Jr.
                                            Title: President


                                        OTHELLO HOLDING CORPORATION


                                        By: /s/ Lanz Alexander.
                                            -----------------------------
                                            Name:  Lanz Alexander
                                            Title: Chief Executive Officer


   BY SIGNING BELOW, PRANDIUM, INC. INDICATES ITS ACKNOWLEDGMENT AND ACCEPTANCE OF THE PROVISIONS OF ARTICLE VIII HEREOF, AND AGREES TO BE BOUND BY THE TERMS OF ARTICLE VIII.

                                        PRANDIUM, INC.


                                        By: /s/ Michael Malanga
                                            -----------------------------
                                            Name:  Michael Malanga
                                            Title: Executive Vice President